Exhibit 99.1

CONTACT:  David Marriott

(206) 292-3000

CUTTER & BUCK ANNOUNCES REORGANIZATION INCLUDING NEW CEO
AND NEW COMPANY PRESIDENT

SEATTLE, March 7, 2006 — Cutter & Buck Inc. (NASDAQ: CBUK) today announced the appointment of Ernie Johnson to the position of chief executive officer and to the company’s board of directors, and the appointment of Kaia Akre as president. These announcements are part of a reorganization resulting from the resignation of Tom Wyatt, and are designed to allow the company to drive its consumer, products and marketing initiatives.

Also announced were the appointments of Michael Gats as vice president and chief financial officer, and Jon Runkel as vice president of global sourcing and distribution.

“The financial stability Cutter & Buck enjoys is due in large part to the exceptional work performed by Ernie Johnson over the last four years,” said Cutter & Buck Chairman Doug Southern. “His appointment as CEO and as a member of the board is a logical move for the company and allows us to continue to benefit from his considerable talent and his valued leadership.”

Southern said officers in charge of the company’s operational departments will report directly to Johnson with the product and consumer related departments reporting to Akre. Akre will report to Johnson.

“We are extremely fortunate to have someone of Kaia’s background and talent to continue our plans to drive the brand and sales initiatives imbedded in our strategic plan that we began last summer,” said Southern. “She has spent the past thirteen years at Nordstrom in various strategic branding and creative marketing positions. She also has excellent experience working with upscale brands, the Callaway Golf Apparel brand in particular. We brought her to the company in January to help with our strategic marketing initiatives and can now take advantage of her broader talent by overseeing all of the consumer, brand and product related functions.

“While losing Tom Wyatt was obviously a disappointment, it’s a real credit to Tom that he helped us build a strong team that can continue the execution of our strategic plan,” said Southern. “The company is at a critical juncture, and I am confident that these promotions will ensure both a smooth transition and help us achieve our goals,” he said.

Johnson, 55, joined the company in November 2002 as senior vice president and chief financial officer with over thirty years of experience in finance and operations. Prior to joining Cutter & Buck, Johnson was senior vice president, chief operating officer and chief financial officer for Washington Mutual, Inc, Commercial Banking Division. He also was senior vice president and chief financial officer of West One Bank - Washington.  He has held various senior level financial positions with Bank of America (formerly Rainier Bancorp/Security Pacific).

Kaia Akre, 42, joined the company in January 2006 to oversee the company’s strategic marketing initiatives, but brought with her significant apparel industry experience in the product development arena. At Nordstrom she held a variety of positions in the product development division in areas of creative resources, strategic planning and brand marketing.   Prior to joining Nordstrom she was with Edelstein Associates Advertising in Seattle, considered a pioneer in vertically integrated apparel marketing.

Michael Gats, 47, joined the company in June 1999 as director of retail finance and since then has served as Controller and director of reporting and analysis. Prior to joining Cutter & Buck, Gats was chief financial officer and Controller of a privately held manufacturing and distribution company, director of finance at a Seattle-based apparel company and spent ten years in public accounting with KPMG.

Jon Runkel, 49, has over 30 years of direct experience in the apparel industry. He joined Cutter & Buck in 1995 and has served as director of operations and as vice president of production/international business. Prior to Cutter & Buck, Runkel managed distribution and manufacturing operations at other apparel companies.

The company also announced that the chief operations officer position will be eliminated. Bill Swint, who has been vice president and chief operations officer, has decided to leave the company.

“Bill has been a real asset to the company throughout his tenure,” said Southern. “We thank him for his contribution to our success and wish him well in his future endeavors.”

The Company indicated that all of these new appointments take effect March 9. Cutter & Buck will be reporting earnings and holding its conference call for the third quarter ended January 31, 2006 this coming Thursday, March 9.

About Cutter & Buck

Cutter & Buck designs and markets upscale sportswear under the Cutter & Buck brand. The company sells its products primarily to golf and specialty retailers, corporations and international distributors and licensees. We also sell directly to end consumers through catalog and internet channels. Cutter & Buck products feature distinctive, comfortable designs, high quality materials and manufacturing, and rich detailing.